Exhibit 10.1

Dated 14th February 2014

————

Share purchase agreement of Imaging Equipment limited

between

Advanced Accelerator Applications SA

and

Imaging Equipment (Holdings) Limited

and

Mr Nicholas Stevens

and

Mrs Helen Ruth Stevens

and

Mr Prabhjeevan Singh Virk

and

Mr Victor Griffin

and

Mr Richard Huggins

Piper Smith Watton LLP

29 Great Peter Street,

London,

SW1P 3LW

T: 020 7222 9900

F: 020 7222 9901

W: www.pswlaw.co.uk

Ref: SE/A00660.1

Contents

Clause
1.	Interpretation	1
2.	Sale and purchase	5
3.	Purchase price	6
4.	Completion	8
5.	Warranties	8
6.	Limitations on claims	10
7.	Property	11
8.	Tax covenant	11
9.	Indemnities	11
10.	Commitment of Mr Nicholas Stevens and Mr Prabhjeevan Singh Virk	12
11.	Confidentiality and announcements	12
12.	Further assurance	14
13.	Assignment	15
14.	Entire agreement	15
15.	Variation and waiver	16
16.	Costs	16
17.	Notices	16
18.	Interest	19
19.	Severance	19
20.	Agreement survives Completion	19
21.	Third party rights	19
22.	Successors	20
23.	Counterparts	20
24.	Right and remedies	20
25.	Governing law and jurisdiction	20

Schedule

Schedule 1	Particulars of Warrantors & Liability for Claims	21

Schedule 2	Particulars of the Company	22

Schedule 3	Completion	23

Part 1.	What the Seller shall deliver to the Buyer at Completion	23

Part 2.	Matters for the board meetings at Completion	24

Schedule 4	Warranties	25

Part 1.	General Warranties	25
1.	Power to sell the Sale Shares	25
2.	Shares in the Company	25
3.	Constitutional and corporate documents	26
4.	Information	27

5.	Compliance with laws	27
6.	Licences and consents	27
7.	Insurance	28
8.	Disputes and investigations	28
9.	Defective Products and Services	29
10.	Contracts and trading	29
11.	Effect of sale of the Sale Shares	30
12.	Transactions with the Seller and the Warrantors	30
13.	Finance and guarantees	31
14.	Insolvency	31
15.	Accounts	32
16.	Changes since Accounts Date	33
17.	Assets	33
18.	Financial and other records	34
19.	Plant and Equipment and Stock in Trade	34
20.	Intellectual property	35
21.	Information technology	35
22.	Employment	36
23.	Retirement benefits	38
24.	Property	38
25.	Environment	42

Part 2.	Tax Warranties	44

Schedule 5	Tax covenant	49

Schedule 6	Net Financial Position	63

1.	Definitions	63
2.	Accounts	64
3.	Expert determination	66

Schedule 7	The Properties	68

THIS AGREEMENT is dated 14th February 2014

Parties

(1)	Imaging Equipment (Holdings) Limited, incorporated and registered in England and Wales with company number 8616092 whose registered office is at The Barn Manor Farm, Church Lane, Chilcompton, Radstock, Somerset, BA3 4HP, UK (the Seller)

(2)	The several persons whose names and addresses are set out in Schedule 1 (the Warrantors).

(3)	Advanced Accelerator Applications SA incorporated and registered in France with company number 441 417 110 BOURG EN BRESSE TCR whose registered office is at 20 rue Diesel, 01630 Saint Genis Pouilly, France (the Buyer).

Background

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £100 divided into 2,000 ordinary shares of £0.05 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 2.

(D)	The Seller is the legal and beneficial owner of the legal and beneficial title to all of Sale Shares as defined below.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

(F)	The Warrantors have agreed to enter into the warranties and indemnities set out in this agreement

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the financial statements of the Company as at and to the Accounts Date, comprising the individual accounts of the Company including in the balance sheet, profit and loss account together with the notes on them, the cash flow statement and directors' report (a copy of which are included in the Disclosure Bundle).

Accounts Date: 31st December 2013.

Bonus Scheme: the non contractual bonus scheme currently carried out by the Company in respect of its sales employees and consultants

Business: the business carried on by the Company, namely a supplier of medical products.

Business Day: a day other than a Saturday, Sunday or public holiday in England and France when banks in London and Paris are open for business.

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Buyer's Solicitors: Piper Smith Watton LLP, 29 Great Peter Street, London, SW1P 3LW, United Kingdom.

CAA 2001: the Capital Allowances Act 2001.

Claim: a claim for breach of any of the Warranties

Company: Imaging Equipment Limited, a company incorporated and registered in England and Wales with company number 4189193 whose registered office is at The Barn Manor Farm, Church Lane, Chilcompton, Radstock, Somerset, BA3 4HP, UK, further details of which are set out in Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.

Consideration Shares: the ordinary shares of in the capital of the Buyer to be allotted and issued to the Seller in accordance with clause 3.1 in consideration for the sale of the Sale Shares.

Control: shall be as defined in section 1124 of the Corporation Tax Act 2010, and the expression change of Control shall be construed accordingly.

CTA 2009: the Corporation Tax Act 2009.

CTA 2010: the Corporation Tax Act 2010.

Director: each person who is a director or shadow director of the Company as set out in Schedule 2.

Disclosed: fairly and fully disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Bundle: the bundle of documents, in agreed form, annexed to the Disclosure Letter.

Disclosure Letter: the letter from the Seller to the Buyer, in agreed form, with the same date as this agreement that is described as the Disclosure Letter, including the Disclosure Bundle.

Distribution Agreements: the distribution agreements to which the Company is a party to and which are Disclosed.

Employee: has the meaning set out in paragraph 22.1 of Part 1 of Schedule 4.

Employment Contracts: means the employment contracts with the Buyer (in the agreed form) to be entered into by each of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any sale, mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

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Group: in relation to a company, that company, any or any Holding Company from time to time of that company, and any Subsidiary from time to time of a Holding Company of that company. Each company in a Group is a member of the Group.

Holding Company: has the meaning given in clause 1.11.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Indemnity Claim: a claim for breach of any of the indemnities in clause 9.

Intellectual Property Rights: has the meaning given in paragraph 20.1 of Part 1 of Schedule 4.

ITA 2007: the Income Tax Act 2007.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Pension Scheme: Scottish Widows Stakeholder Pension Plan (Group Number P000049924.

Previously-owned Land and Buildings: has the meaning given in paragraph 24.1 of Part 1 of Schedule 4.

Properties: has the meaning given in paragraph 24.1 of Part 1 of Schedule 4.

Purchase Price: the consideration for the Sale Shares to be paid by the Buyer on Completion in accordance with clause 3.

Purple Batch Loan: means any sums due and outstanding (including any interest) from the Company to Purple Batch Limited

Sale Shares: 2,000 ordinary shares of £0.05 each in the Company, all of which have been issued and are fully paid, and which comprise the whole of the issued share capital of the Company.

Seller’s Solicitors: Harris + Harris Solicitors of 11 Stony Street, Frome, Somerset, BA11 1BU, United Kingdom.

Share For Share Exchange: the Share for Share Exchange carried out by the Warrantors, the Seller and the Company on 18th July 2013, whereby each of the Warrantors exchanged their shares in the Company for shares in the Seller.

Subsidiary: has the meaning given in clause 1.11.

Subsidiary undertaking: a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

Substantiated Claim: a Claim that has been:

(a)	agreed in writing by the parties to the Claim, both as to liability and quantum; or

(b)	finally adjudicated by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

Tax or Taxation: has the meaning given in paragraph 1.1 of Schedule 5.

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Tax Covenant: the tax covenant set out in Schedule 5.

Tax Warranties: the Warranties set out in Part 2 of Schedule 4.

Taxation Authority: has the meaning given in paragraph 1.1 of Schedule 5.

Taxation Statute: has the meaning given in paragraph 1.1 of Schedule 5.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TIOPA 2010: the Taxation (International and Other Provisions) Act 2010.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties given pursuant to clause 5 and set out in Schedule 4.

Warrantors: those persons whose names are set out in Schedule 1.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any other agreement or document referred to in this agreement is a reference to this agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's personal representatives, successors and permitted assigns.

1.9	A reference to a party shall include that party's personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

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1.11	A reference to a Holding Company or a Subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of:

(a)	another person (or its nominee), by way of security or in connection with the taking of security; or

(b)	its nominee.

1.12	A reference to the Warrantors shall include a reference to each of them.

1.13	A reference to writing or written includes fax and e-mail (unless otherwise expressly provided in this agreement).

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.16	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.17	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.18	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Sale and purchase

2.1	On the terms of this agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

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3.	Purchase price

3.1	The Purchase Price is calculated as a sum equivalent to three times the Company’s EBITDA for the financial year ended 31st March 2103, being £402,654, giving a Purchase Price of £1,207,962. The Purchase Price shall be satisfied on Completion by the allotment and issue to the Seller, credited as fully paid, of 294,743 Consideration Shares.

3.2	In addition to the Purchase Price the Seller shall be entitled to a further payment of a sum equal to the Net Financial Position (as defined in and calculated in accordance with Schedule 6) which will be:

(a)	a cash amount payable to the Seller where the Net Financial Position is a positive; or

(b)	a cash amount payable to the Buyer where the Net Financial Position is a negative.

3.3	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

(a)	Claim; or

(b)	Indemnity Claim; or

(c)	claim under the Tax Covenant; or

(d)	any payment due to the Buyer in the event of a negative Net Financial Position.

For the avoidance of doubt any repayment due to the Buyer as a result of a Claim, an Indemnity Claim, a claim under the Tax Covenant or a payment due upon a negative Net Financial Position shall be made in cash notwithstanding that Purchase Price is satisfied by the issue of Consideration Shares.

3.4	All cash payments to be made to the Seller under this agreement shall be made in sterling by electronic transfer of immediately available funds to the Seller’s Solicitors (who are irrevocably authorised by the Seller to receive the same). Payment to the Seller’s Solicitors in accordance with this clause shall be a good and valid discharge of the obligations of the Buyer to pay the sum in question to the Seller, and the Buyer shall not be concerned to see the application of the monies so paid.

3.5	For the purposes of clause 3.1, the value of each Consideration Share shall be €5 (Five Euro) and the rate of sterling to Euro conversion is agreed as being £1 to €1.22.

3.6	The Seller undertakes to the Buyer that it shall not, during the period of 24 months following Completion (the Lock-in Period), sell, transfer of otherwise dispose of, or create any Encumbrance over, any of the Consideration Shares (or any interest in them), or enter into any agreement to do so, except in accordance with clause 3.7 below

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3.7	Nothing in this clause 3 shall prevent the Seller from selling, transferring or otherwise disposing of any Consideration Shares (or any interest in them: with the prior written consent of the Buyer.

3.8	In addition each of the Warrantors hereby undertake and covenant that they shall not, for a period of 24 months, sell, transfer, assign or otherwise dispose or create any Encumbrance over the shares that they currently hold in the Seller.

3.9	The Buyer acknowledges that the shares held by the Seller in Nuada Medical Limited ("the Nuada Shares") do not form part of this transaction, and that the Company has executed transfers of the Nuada shares from the Company to the Seller but that the transfer of the shares may not have been registered as at the date of Completion. The Buyer agrees that in respect of the Nuada Shares:-

(a)	they are not covered by the Warranties given by the Seller and the Warrantors in Schedule 4 of this Agreement.

(b)	that no value is to be attributed to them in the calculation of the Net Financial Provision under Schedule 6 of this Agreement.

(c)	the Buyer shall allow the Company to promptly execute and deliver such documents and perform such acts as the Seller may reasonably require from time to time for the purpose of giving full effect to the transfer of the Nuada Shares, save that any Stamp Duty or any other tax, duty or levy in respect of the transfer of the Nuada Shares shall be payable by the Seller and / or the Warrantors and neither the Buyer nor the Company shall have any obligations in this regard.

(d)	The Buyer undertakes to the Seller that, if and for so long as the Company remains the registered holder of any of the Nuada Shares after Completion, it shall procure that the Company:

i)	holds such Nuada Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Nuada Shares and all rights arising out of or in connection with them, in trust for the Seller;

ii)	at all times after Completion, deal with and dispose of such Nuada Shares, dividends, distributions, assets and rights as the Seller shall direct;

iii)	exercise all voting rights attached to such Nuada Shares in such manner as the Seller shall direct; and

iv)	if required by the Seller, execute all instruments of proxy or other documents as may be necessary to enable the Seller to attend and vote at any meeting of the Company.

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4.	Completion

4.1	Completion shall take place on the Completion Date at the offices of the Buyer's Solicitors (or at any other place as may be agreed in writing by the parties).

4.2	At Completion:

(a)	the Seller shall:

(i)	deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 1 of Schedule 3;

(ii)	procure that a board meeting of the Company is held at which the matters set out in Part 2 of Schedule 3 are carried out; and

(iii)	deliver any other documents referred to in this agreement as being required to be delivered by the Seller; and

(iv)	cause each of Mr Nicholas Stevens, Helen Ruth Stevens and Mr Prabhjeevan Singh Virk to deliver the Employment Contracts.

(b)	the Buyer shall (subject to the Seller complying with its obligations in clause 4.2(a)) settle the Purchase Price in accordance with clause 3.1 and deliver to the Seller:

(i)	deliver to the Seller a certified copy of the Board resolutions passed by the Buyer authorising the Transaction and giving general authority to the directors of the Buyer to allot the Consideration Shares on Completion;

(ii)	deliver to the Seller a share certificate in respect of the Consideration Shares duly executed by the Buyer; and

(iii)	a signed acknowledgement of the Disclosure Letter.

4.3	As soon as possible after Completion, the Seller shall send to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to the Company which are not kept at any of the Properties and which are not required to be delivered at Completion.

5.	Warranties

5.1	The Seller and each of the Warrantors acknowledge that the Buyer is entering into this agreement on the basis of the Warranties.

5.2	The Seller and each of the Warrantors warrant to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement.

5.3	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves

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to be untrue or misleading, the Seller and each of the Warrantors shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading;

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading; and

(c)	any amount necessary to ensure that, after any Taxation of a payment made in accordance with clause 5.3(a) or clause 5.3(b), the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

5.4	Warranties qualified by the expression so far as the Seller or the Warrantors are aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller and each Warrantor after they have made all reasonable and proper enquiries of:

(a)	The other Warrantors, directors, company secretary and employees of the Company and Seller

(b)	The accountants and legal advisers for the Company and the Seller.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6	Except for the matters Disclosed, no information of which the Buyer, its agents or its advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

5.7	The Seller agrees that the supply of any information by or on behalf of the Company, or any of its employees, directors, agents or officers (Officers) to the Seller or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against any of the Company, the or the Officers on whom that Seller has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer not to make any such claims.

5.8	The rights and remedies of the Buyer in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.

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6.	Limitations on claims

6.1	Save as provided in clause 6.6, the provisions of this clause 6 limit the liability of the Seller and the Warrantors in relation to any Claim and (where specifically provided)

6.2	The aggregate liability of the Seller and the Warrantors for all Substantiated Claims shall not exceed an amount equal to the Purchase Price. Notwithstanding that the Purchase Price shall be satisfied by the issue of the Consideration Shares, any Claim shall be settled by the Seller and the Warrantors in cash.

6.3	The Seller and the Warrantors shall not be liable for a Claim liability in respect of such Claim (together with any connected Claims) exceeds £5,000.

For the purposes of this clause 6.3, a Claim is connected with another Claim if the Claims arise from the same or related event or set of circumstances, or relate to the same or similar subject matter.

6.4	The Seller and the Warrantors shall not be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

(a)	in the case of a claim made under the Tax Warranties, on or before the seventh anniversary of Completion; or

(b)	in any other case, prior to the expiry of the period of eighteen (18) months commencing on the Completion Date.

6.5	The Seller and the Warrantors shall not be liable for a Claim to the extent that the Claim:

(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically and fully provided for in the Accounts.

6.6	Nothing in this clause 6 applies to exclude or limit the liability of the Seller and the Warrantors:

(a)	to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller and / or the Warrantors, their agents or advisers; or

(b)	in respect of a breach of any of the warranties in paragraph 1.1, paragraph 1.2, paragraph 1.3, paragraph 2.1, paragraph 2.2 or paragraph 2.3 of Part 1 of Schedule 4.

6.7	Neither the Seller nor any of the Warrantors shall plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

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6.8	The Warrantors shall be severally liable to any Claim to the extent set out in column 2 of Schedule 1.

7.	Property

The provisions of Schedule 7 apply in this agreement in relation to the Properties.

8.	Tax covenant

The provisions of Schedule 5 apply in this agreement in relation to Taxation.

9.	Indemnities

9.1	Each of the Seller and the Warrantors shall indemnify the Buyer and the Company against, and shall pay to the Buyer a sum equal to, all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs and all other reasonable professional costs and expenses) suffered or incurred by the Buyer or the Company arising out of or in connection with any of the following matters:

(a)	Any liability to Taxation, fine or penalty together with any loss, damage or costs arising from or related to the Share for Share Exchange and any need for remedial action to be carried out in respect of the same in order to ensure that the Seller has proper legal and beneficial title to the Sale Shares;

(b)	Any obligation, liability, cost, loss or damage relating to any outstanding amount due and payable in respect of the Purple Batch Loan agreement;

(c)	Any liability, cost, loss or damage incurred by the Company relating to any Employee or Worker of the Company claiming that the Bonus Scheme is a contractual right in accordance with their terms of employment or engagement with the Company (including without limitation any ongoing obligation of the Company to make payments in accordance with or connected to the Bonus Scheme) and gives them any right or entitlement to a payment for any period after 31st March 2014 in excess of the bonus scheme operated by the Buyer in equivalent business at the date hereof;

(d)	Any obligation, liability (including any liability to tax or National Insurance Contributions), cost, loss or damage incurred by the Company relating to payments made to any service company of any director, employee or sales person of the Company (including but not limited to Purple Batch Limited and Medtech Consultants Limited) and any failure to disclose these payments as related party transactions by virtue of the Companies Act 2006 (or any other relevant legislation or regulation); and

(e)	Any liability, cost, loss or damage incurred by the Company relating to the sale or grant of licences of FRACTIONcheck and / or ImagePro software to third parties.

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9.2	The Warrantors shall be severally liable to any Claim under 9.1 above to the extent set out in column 2 of Schedule 1.

9.3	In addition Mr Nicholas Stevens hereby indemnifies the Buyer with respect to all and any cost, loss or damage relating to a breach by him of his obligations in clause 10.1 below

9.4	In addition Mr Prabhjeevan Singh Virk hereby indemnifies the Buyer with respect to all and any cost, loss or damage relating to a breach by him of his obligations in clause 10.1 below.

9.5	In addition Mrs Helen Ruth Stevens hereby indemnifies the Buyer with respect to all and any cost, loss or damage relating to a breach by her of her obligations in clause 10.1 below.

9.6	Any payment made by the Seller and / or the Warrantors in respect of an Indemnity Claim shall include:

(a)	an amount in respect of all costs and expenses reasonably incurred by the Buyer and the Company in bringing the relevant Indemnity Claim; and

(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyer and the Company (as the case may be) is left with the same amount it would have had if the payment was not subject to Taxation.

10.	Commitment of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk

10.1	Each of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk hereby agree that it is a material term of this agreement that they each continue to be involved in the management of the Company after Completion. In consideration of the Buyer entering into this agreement each of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk hereby separately covenant with the Buyer to continue to carry out the management of the Company for a period of 3 years and 6 months from Completion as may be required by the Buyer. In addition each of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk agree that it is a condition of Completion that they enter into the Employment Contracts on Completion.

11.	Confidentiality and announcements

11.1	The Seller and each of the Warrantors separately undertake to each of the Buyer and the Company that he shall:

(a)	keep confidential the terms of this agreement and all confidential information or trade secrets in his possession concerning the business, affairs, customers, clients or suppliers of the Company or any member of the Buyer's Group;

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(b)	not disclose any of the information referred in clause 11.1(a) in whole or in part to any third party, except as expressly permitted by this clause 11; and

(c)	not make any use of any of the information referred in clause 11.1(a), other than to the extent necessary for the purpose of exercising or performing his rights and obligations under this agreement.

11.2	Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict its use after Completion, of any information relating to the Company.

11.3	Notwithstanding any other provision of this agreement, no party shall be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with clause 11.4(a) in breach of this agreement); or

(b)	was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.

11.4	Any party may disclose any information that it is otherwise required to keep confidential under this clause 11:

(a)	to those of its employees, officers, consultants, representatives or advisers who need to know such information to enable them to advise on this agreement, or to facilitate the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this clause 11 as if they were that party. The party making a disclosure under this shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause 11; or

(b)	with the prior consent in writing of all the other parties; or

(c)	if such information relates to one party only, with the prior consent in writing of that party; or

(d)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which that party is subject; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

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(iii)	to make any filing with, or obtain any authorisation from, a regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or

(iv)	to protect that party's interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other parties in relation to the content of such disclosure.

11.5	Subject to clause 11.6, clause 11.7 and clause 11.8, no party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning this agreement or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

11.6	Nothing in clause 11.5 shall prevent any party from making any announcement required by law or any governmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction provided that the party required to make the announcement consults with the other parties and takes into account the reasonable requests of the other parties in relation to the content of such announcement before it is made.

11.7	The parties shall cooperate and coordinate with each other with regard to the issue of a press release in agreed form immediately after Completion.

11.8	The Buyer may, at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company or any other member of the Buyer's Group.

11.9	The obligations and liability of the Seller and the Warrantors under this clause 11 shall be several and extend only to any loss or damage arising out of their own breaches.

12.	Further assurance

12.1	The Seller and the Warrantors shall (at their own expense) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of giving full effect to this agreement.

12.2	The Seller undertakes to the Buyer that, if and for so long as it remains the registered holder of any of the Sale Shares after Completion, it shall:

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(a)	hold such Sale Shares together with all dividends and any other distributions of profits, surplus or other assets in respect of such Sale Shares and all rights arising out of or in connection with them, in trust for the Buyer;

(b)	at all times after Completion, deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

13.	Assignment

13.1	Subject to the further provisions of this clause 13, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it).

13.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

13.3	The Buyer may assign or transfer its rights (but not its obligations) under this agreement (or any document referred to in this agreement) to another member of its Group for so long as that company remains a member of the Buyer's Group. The Buyer shall procure that such assignee assigns any rights assigned to it in accordance with this clause 13 back to the Buyer immediately before it ceases to be a member of the Buyer's Group.

13.4	If there is an assignment or transfer of the Buyer's rights in accordance with clause 13.3:

(a)	the Seller and the Warrantors may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were named in this agreement as the Buyer, subject that any liability to an assignee cannot exceed the liability that would have existed to the Buyer and that the benefit of warranties can only be assigned by the Buyer subject to the disclosures and limitations on liability in this Agreement, but the Buyer shall remain liable for any obligations under this agreement.

14.	Entire agreement

14.1	This agreement (together with the documents referred to in it) constitute the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties,

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representations and understandings between them, whether written or oral, relating to its subject matter.

14.2	The Buyer acknowledges that in entering into this agreement, and any documents referred to in it, the Buyer does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

15.	Variation and waiver

15.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

15.2	A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing and is signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.3	A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

15.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.5	A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

15.6	The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any one or more of the Seller and the Warrantors in respect of any warranty, indemnity, representation or other obligation under this agreement without affecting the liability of any of the either the Seller or any of the Warrantors who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, representation or other obligation.

16.	Costs

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any documents referred to in it).

17.	Notices

17.1	For the purposes of this clause 17, but subject to clause 17.7, notice includes any other communication.

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17.2	A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)	shall be signed by or on behalf of the party giving it;

(c)	shall be sent to the relevant party for the attention of the contact and to the address or fax number specified in clause 17.3 (as the case may be), or such other address, fax number or person as that party may notify to the others in accordance with the provisions of this clause 17;

(d)	shall be:

(i)	delivered by hand; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first class post, recorded delivery or special delivery; or

(iv)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and

(e)	unless proved otherwise is deemed received as set out in clause 17.5.

17.3	The addresses and fax numbers for service of notices on the Seller, the Warrantors and the Buyer are:

(a)	Seller

(i)	address: as set out above

(ii)	for the attention of: Nicholas Stevens

(iii)	fax number: such fax number as may be supplied from time to time

(b)	Buyer

(i)	address: as set out above

(ii)	for the attention of: Stefano Buono

(iii)	fax number: +33 450 99 30 89

(c)	Mr Nicholas Stevens

(i)	address: as set out in Schedule 1

(ii)	fax number: such fax number as may be supplied from time to time

(d)	Mrs Helen Ruth Stevens

(i)	address: as set out in Schedule 1

(ii)	fax number: such fax number as may be supplied from time to time

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(e)	Mr Richard Huggins

(i)	address: as set out in Schedule 1

(ii)	fax number: such fax number as may be supplied from time to time

(f)	Mr Prabhjeevan Singh Virk

(i)	address: as set out in Schedule 1

(ii)	fax number: such fax number as may be supplied from time to time

(g)	Mr Victor Griffin

(i)	address: as set out in Schedule 1

(ii)	fax number: such fax number as may be supplied from time to time

17.4	A party may change its details for service of notices as specified in clause 17.3 or Schedule 1 (as the case may be) by giving notice to each of the other parties. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; or

(b)	five (5) Business Days after deemed receipt of the notice of change.

17.5	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address; or

(b)	if sent by fax, at the time of transmission; or

(c)	if sent by pre-paid first class post, recorded delivery or special delivery to an address in the UK, at 9.00 am on the second Business Day after posting; or

(d)	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting; or

(e)	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or

(f)	if deemed receipt under the previous paragraphs of this clause 17.5 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

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17.6	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or

(b)	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or

(c)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

17.7	This clause 17 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17.8	A notice given under or in connection with this agreement is not valid if sent by e-mail.

18.	Interest

If a party fails to make any payment due to any other party under this agreement by the due date for payment, then the defaulting party shall pay interest on the overdue amount at the rate of 5% per annum above Barclays Bank's base rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The defaulting party shall pay the interest together with the overdue amount.

19.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

20.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21.	Third party rights

21.1	Except as expressly provided in clause 21.2, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

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21.2	The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and the Officers (as defined in clause 5.7), and shall be enforceable by each of them to the fullest extent permitted by law:

(a)	Clause 5(Warranties) and Schedule 4 (subject to clause 6 (Limitations));

(b)	Clause 8 (Tax Covenant) and Schedule 5;

(c)	Clause 9 (Indemnities);

(d)	Clause 10 (Obligations of Mr Nicholas Stevens, Mrs Helen Ruth Stevens and Mr Prabhjeevan Singh Virk)

(e)	Clause 11 (Confidentiality and Announcements); and

(f)	Clause 18 (Interest).

21.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

22.	Successors

This agreement (and the documents referred to in it) are made for the benefit of the parties and their successors and permitted assigns, and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

23.	Counterparts

This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

24.	Right and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

25.	Governing law and jurisdiction

25.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

25.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

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Signed by Nicholas Stevens, a director, for and on behalf of IMAGING EQUIPMENT (HOLDINGS) LIMITED	/s/ Nicholas Stevens Nicholas Stevens

Signed by NICHOLAS STEVENS	/s/ Nicholas Stevens

Signed by HELEN RUTH STEVENS	/s/ Helen Ruth Stevens

Signed by PRABHJEEVAN SINGH VIRK	/s/ Prabhjeevan Singh Virk

Signed by VICTOR GRIFFEN	/s/ Victor Griffen

Signed by RICHARD HUGGINS	/s/ Richard Huggins

Signed by Stefano Buono, general manager,	/s/ Stefano Buono Stefano Buono
for and on behalf of ADVANCED ACCELERATOR APPLICATIONS SA

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